Exhibit 99.1

Westaff Announces Filing of Annual Report on Form 10-K

WALNUT CREEK, CA, Friday, February 20, 2004 - Westaff, Inc. (NASDAQ: WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, today reported that it met its requirements for the extended deadline filing of its Annual Report on Form 10-K on February 13, 2004.  The Annual Report includes a report from its independent auditors, Deloitte & Touche LLP.  The report of Deloitte & Touche LLP includes an explanatory paragraph relating to  Westaff’s ability to continue as a going concern.  For further information see the section of the Form 10-K entitled “Factors Affecting Future Operations” and Note 1 to the Consolidated Financial Statements included in the Form 10-K. The Annual Report can be accessed on the Company’s web site at www.westaff.com.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 14,000 clients from 270 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: the ability to raise additional capital and the ability to continue as a going concern, credit facilities and compliance with debt covenants, liquidity, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks, ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com